Exhibit 10.29

MANAGEMENT CONSULTING AGREEMENT

This MANAGEMENT CONSULTING AGREEMENT (the “Management Consulting Agreement” or the “Agreement”) is entered into by and between Merchants Bancshares, Inc., a Delaware corporation (the “Company”), and CFO Consulting Partners LLC, a New Jersey limited liability company (“Consultant”).

WHEREAS, the Consultant and the Company are parties to a short-term consulting agreement relating to certain specified assignments not involving provision of services as an officer of the Company, dated and effective December 31, 2015 (the “Short-Term Consulting Contract”); and

WHEREAS, the Company desires the Consultant to provide the revised and expanded consulting services described herein, and Consultant is willing to provide such services as an independent contractor upon the terms and conditions set forth herein;

NOW, THEREFORE, the parties hereto agree as follows:

1. Engagement.  The Company hereby engages Consultant, and Consultant hereby accepts such engagement, to provide to the Company and its wholly-owned subsidiary, Merchants Bank (the “Subsidiary”), the Services (as defined in Section 3) on the terms and conditions set forth in this Management Consulting Agreement.  Consultant shall provide the Services under this Agreement as an independent contractor and not as an employee, partner or joint venturer.

2. Term.

2.1    Initial Term.  The period during which Consultant shall provide the Services under this Agreement will begin on the effective date specified in Section 16.8 (the “Contract Effective Date”) and will continue until the six month anniversary of such date (the “Initial Term”) unless sooner terminated as provided in Section 7 or extended in accordance with Section 2.3 (the Initial Term, as so terminated early or extended, is referred to herein as the “Consulting Period”).

2.2    Termination of Short-Term Consulting Contract. Upon the Contract Effective Date, this Agreement shall supersede the Short-Term Consulting Contract, which shall be deemed terminated without any notice required by either party to the other; provided, however, that the Company shall promptly pay to the Consultant all amounts owed for services rendered and out-of-pocket expenses incurred under the Short-Term Consulting Contract prior to termination.

2.3    Optional Extension. Consultant agrees that the Company, in its discretion, may extend the term of this Agreement by up to forty-five (45) days, upon written notice of extension to Consultant on or before fifteen (15) days prior to expiration of the Initial Term.  Any such extension of the Consulting Period shall be on the same terms and conditions, including compensation, as are applicable during the Initial Term.  The term of any such extension shall be for the number of days specified in the Company’s written notice of extension, not to exceed 45 days without the express written consent of Consultant.

3. Duties; Consultant’s Support Personnel.  During the Consulting Period, Consultant shall provide the services set forth on Exhibit A hereto (the “Services”).  The time, place and manner of delivery of the Services shall be as reasonably necessary and appropriate to the fulfillment of the various tasks assigned to Consultant from time to time, and Consultant will devote such time as is reasonably prudent and necessary for the performance of the Services provided for hereunder.  It is understood and agreed by the parties that Consultant shall cause the Services to be rendered by its Managing Director, Eric A. Segal personally (“Segal”), who shall perform such Services, including serving as an officer of the Company and the Subsidiary, with a level of care, skill and diligence that a prudent professional acting in like capacity would exercise.  In addition, ancillary support services may be provided by Consultant through such additional support personnel, on such terms, including compensation, as may be mutually agreed to by the Company and Consultant.

4. Compensation.

4.1    Refundable Deposit.  The Company and the Consultant acknowledge and agree that (i) a refundable deposit of $25,000 is required to be made by the Company and held by the Consultant until termination or expiration of this Management Consulting Agreement; (ii) the Short-Term Consulting Contract requires a similar refundable deposit of $25,000, which the Company paid and Consultant is now holding (the “Existing Deposit”); and (iii) the Existing Deposit shall be deemed to satisfy the refundable deposit requirement under this Agreement, shall be held by Consultant pursuant to this Section 4 and refunded to the Company as provided herein.  Consultant shall promptly refund the deposit to the Company upon termination or expiration of this Agreement.

4.2    Hourly and Monthly Compensation.  During an initial assessment period following the Contract Effective Date not to exceed four (4) weeks, Consultant shall review the pertinent financial and other pertinent business records and related information of the Company, in regular consultation with senior management of the Company, for the purpose of further refining the scope of services hereunder and determining a reasonable monthly compensation rate for the remainder of the Consulting Period.  During such initial assessment period, Consultant shall be compensated for actual time spent performing services hereunder at the rate of $325.00 per hour.  For this purpose, “actual time spent” shall not be deemed to include travel time for Segal or other Consultant personnel.  Following conclusion of the initial assessment period, Consultant shall be paid at a monthly rate (billable semi-monthly, as provided in Section 4.3) in an amount to be mutually agreed upon by the parties.

4.3    Billing Frequency.  Consultant will send an invoice to the Company twice monthly for services provided hereunder during the previous two week period.  Invoices shall be due upon receipt. Consultant’s invoices shall contain such detail as the Company may reasonably request.

4.4    Consultant’s Responsibility and Indemnification.  Consultant acknowledges and agrees that (i) it is solely responsible for (A) any federal, state, or local income, excise, unemployment compensation, social security or other taxes imposed on Consultant as a result of any of the payments provided for under this Management Consulting Agreement and/or under the Short-Term Consulting Contract, and (B) payment of compensation to any Consultant-Affiliated Persons (as defined in Section 6 below) with respect to any of the Services rendered hereunder, and (ii) neither it nor any Consultant-Affiliated Person is entitled hereunder to any employee benefits or payments under any employee benefit plan or program maintained by the Company or its Subsidiary.  Consultant will defend, indemnify and hold harmless the Company and its Subsidiary and their respective directors, officers and employees, against any claims, liabilities, costs, damages or expenses arising from or related to Consultant’s failure to observe any of the covenants in clause (i) of the preceding sentence, in whole or in part.

5. Expenses.  The Company shall reimburse Consultant, upon submission of appropriate supporting documentation, for any necessary and reasonable expenses incurred by Consultant in connection with performance of the Services hereunder and in compliance with the Company's reimbursement policies; provided, however, that the Consultant shall not be entitled to reimbursement for its ordinary and customary overhead expenses.

6. Relationship Between Consultant and the Company.  Consultant is an independent contractor and neither Consultant, nor any of Consultant’s employees, principals, members, managers or agents (“Consultant-Affiliated Persons”), is or shall hold itself out as, an employee or agent of the Company or the Subsidiary; provided, however, that Segal may be considered an agent (but not an employee) of the Company or the Subsidiary for certain purposes solely in his capacity as an officer of the Company or Subsidiary.  Nothing in this Management Consulting Agreement shall create or be deemed to create an employment relationship between Consultant, Segal or any other Consultant-Affiliated Person, on the one hand and the Company or the Subsidiary, on the other hand, nor shall anything herein be deemed to otherwise create an agency relationship or a partnership or joint venture between Consultant and the Company or the Subsidiary for any purpose whatsoever.

7. Termination.

7.1    For Cause.  The Consulting Period and this Agreement will terminate immediately upon written notice to Consultant from the Company following the occurrence of any of the following events:

(i)  the institution of a voluntary or involuntary bankruptcy, insolvency, or similar proceeding by or against Consultant or Segal, or the appointment of a receiver or liquidator for the assets of business of the Consultant;

(ii)  Consultant, Segal, or any of Consultant’s other personnel, in the reasonable opinion of the Company, performs any of the Services in a manner, or otherwise takes any actions, which violate, or could reasonably be considered to violate, any applicable laws or regulations, the rules, regulations or policies of NASDAQ or any of the Company policies (as defined in Section 11);

(iii)  Segal is, in the reasonable judgment of the CEO, unable to efficiently and competently perform and carry out the Services in a timely manner, provided that the Company has furnished to Consultant written notice specifying such failure and Consultant has not corrected such failure within ten (10) days thereafter;

(iv)  Consultant, Segal or any of Consultant’s other personnel commits an act of fraud, embezzlement or misappropriation of funds or is convicted of, or pleads nolo contendere to, any felony or to any misdemeanor involving a crime of theft, breach of fiduciary duty or dishonesty; or

(v)  Segal dies or becomes disabled, or ceases to be employed by Consultant.

7.2   Early Termination.  In addition to immediate termination of this Agreement for cause pursuant to Section 7.1, the Company may terminate this Agreement at any time, for any reason, upon at least then ten (10) days prior written notice and payment to the Consultant, in one lump sum, of an early termination payment of $15,000.  Such early termination payment shall be in addition to any amounts owed to the Consultant pursuant to Section 7.3 or for reimbursement of expenses incurred prior to termination of the Agreement, in accordance with Section 5.

7.3   Effect of Termination.  In the event the services of Consultant hereunder are terminated for any reason, (i) the Consulting Period shall terminate and any unpaid compensation for previously completed Service then owing to the Consultant, as provided under Section 4 will be immediately due and payable to Consultant, and (ii) except as otherwise provided in the case of early termination under Section 7.2 by the Company other than for cause, Consultant shall have no further rights to any other compensation hereunder on or after the termination of service.  Termination of this Agreement for any reason shall constitute Segal’s resignation from all officer positions with the Company and its Subsidiary, without need for written notice of resignation.

8. Confidentiality.

8.1    Consultant’s Confidentiality Covenant.  During the Consulting Period, Consultant may receive access to Confidential Information (as defined in Exhibit B hereto) of the Company and /or its Subsidiary.  Consultant agrees to comply with, and to cause its Representatives (as defined in Exhibit B) to comply with, the terms set forth in Exhibit B hereto, which are designed to protect the confidentiality and security of the Confidential Information.

8.2    Company’s Remedies for Consultant’s Breach.  The parties acknowledge and agree that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Section 8 by Consultant or its Representatives and that Merchants shall be entitled to equitable relief, including an injunction enjoining any such breach (or threatened breach), and Consultant further agrees to waive, and use its best efforts to cause its Representatives to waive, any requirement for the securing or posting of any bond in connection with the exercise by Merchants of any remedy seeking injunctive relief. Injunctive relief shall not be Merchants’ exclusive remedies for a breach of this Section by Consultant, but will be in addition to all other remedies available under this Agreement, or at law or in equity.

8.3    Survival of Obligations.  The obligations of the Consultant under this Section 8 shall survive termination of this Agreement for any reason.

9. Company Information and Property.

9.1    Consultant’s Return of Information and Property.  Consultant covenants and agrees that, within five (5) business days following termination of the Consulting Period for any reason, Consultant shall return to the Company all information (in any form), documents and other property of the Company in Consultant's possession, custody or control, including, but not limited to, correspondence, notes, memoranda, reports, manuals, budgets, notebooks, analyses, presentations, customer lists, shareholder lists, computers, computer disks, computer printouts, information stored electronically on a computer, and the trade secrets and other Confidential Information relating to the Company. Consultant shall not retain any originals or copies of any such information or property.

9.2    Company’s Retention of Supporting Information and Records.  The parties acknowledge that Consultant’s provision of services under this Agreement will include the execution by Segal from time to time of financial and other certifications (“Certifications”) with respect to the Company’s and/or the Subsidiary’s financial statements, internal controls over financial reporting, disclosure controls and procedures and regulatory reports, including without limitation annual and quarterly reports to the Securities and Exchange Commission, call reports to the FDIC and quarterly and annual reports to the Federal Reserve Board.  The Company agrees to preserve its business records, including supporting information and documents pertaining to or supporting the Certifications; provided, however, that the Company shall not be required to maintain records and information that are not ordinarily retained by a regulated financial institution or public company that files reports and proxy statements with the United States Securities and Exchange Commission.

10. No Violation of Third Party Rights. The Consultant represents and warrants that:

10.1Right to Perform.  Consultant and Segal, each has the right to perform the Services without violation of its contractual or other obligations to any third party; and

10.2No Conflicts.  Neither Consultant nor Segal is bound by any agreement or obligation to any other party that will conflict with its obligations as a consultant to the Company.

11. Compliance with Policies and Laws.  Consultant agrees to comply with all applicable policies and procedures of the Company and the Subsidiary, including without limitation, the Company’s Code of Ethics and Business Conduct and the Company’s Insider Trading Policy (collectively, the “Company Policies”), whether or not such policies are otherwise applicable to an independent contractor providing services to the Company.  The Consultant also agrees to comply with all laws applicable to the Company, in each jurisdiction that it does business, including without limitation applicable banking laws and securities laws and regulations governing publicly traded companies (“Applicable Laws”).  Consultant shall be responsible for ensuring that all Consultant-Affiliated Persons comply with the Company Policies and Applicable Laws.

12. Nonsolicitation.

12.1    Consultant’s Nonsolicitation Covenant.  During the Consulting Period and for a period of one (1) year after termination of this Agreement for any reason, neither the Consultant nor Segal shall (i) directly or indirectly employ, attempt to employ, recruit or otherwise solicit, induce or influence any person to leave employment with the Company or its Subsidiary without the Company’s or the Subsidiary’s express written consent; or (ii) solicit or encourage any customer or supplier to terminate or otherwise modify adversely its business relationship with the Company or its Subsidiary.  Consultant understands that the restrictions set forth in this Section 12.1 are intended to protect the interests of the Company and its Subsidiary in their Confidential Information and their established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose.

12.2    Company’s Nonsolicitation Covenant.  During the Consulting Period and for a period of one (1) year after termination of this Agreement for any reason, neither the Company nor the Subsidiary shall directly or indirectly employ, attempt to employ, recruit or otherwise solicit, induce or influence any person to leave employment with the Consultant, without Consultant’s express written consent and subject to payment of a conversion fee to Consultant of $75,000 to cover recruiting, training and other replacement costs. The Company and its Subsidiary understand that the restrictions set forth in this Section 12.2 are intended to protect the interests of the Consultant in its established employee relationships and goodwill, and they agree that such restrictions are reasonable and appropriate for this purpose.

13. Indemnity.  The Company hereby indemnifies and agrees to hold the Consultant harmless from and against any loss, liability, damage, cost or Expense (including, without limitation, reasonable attorneys' fees and expenses) resulting from any claims made by any third party against the Consultant in connection with the execution and performance of the Services hereunder. In furtherance of the foregoing and without limiting the generality thereof:

13.1Company Indemnification.  The Company shall indemnify the Consultant in accordance with the provisions of this Section 13 if the Consultant was or is a party to or threatened to be made a party to or otherwise involved in any Proceeding by reason of the provision of the Services  provided by the Consultant or by reason of any action alleged to have been taken or omitted in connection therewith, against all Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection therewith) actually and reasonably incurred by or on behalf of the Consultant in connection with such Proceeding.

13.2   Non Party Status.To the extent that the Consultant is, in connection with its provision of Services to the Company, a witness in any Proceeding to which the Consultant is not a party but in which the Consultant receives a subpoena to testify or produce documents, the Consultant shall be indemnified against all Expenses actually and reasonably incurred by or on behalf of the Consultant in connection therewith.

13.3Advance of Expenses.  The Company shall advance on a timely basis any Expenses incurred by the Consultant with respect to any Proceeding.

13.4Certain Definitions.  For purposes of this Section 13 the term “Expenses” shall include, without limitation, reasonable and out-of-pocket attorneys' fees, retainers, court costs, transcript costs, fees and expenses of experts, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and other disbursements or expenses of the types customarily incurred in connection with investigations, judicial or administrative proceedings or appeals.  The term “Proceeding” shall include any threatened, pending or completed action, suit, arbitration, alternative dispute resolution proceeding, administrative hearing or other proceeding, whether brought by or in the right of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, and any appeal therefrom.

14. Liability Insurance.

14.1    Company’s Obligation.  During the Consulting Period, Segal shall be added as an insured person under the Company’s directors’ and officers’ liability policy.

14.2    Consultant’s Obligation.  During the Consulting Period, Consultant shall maintain errors and omissions insurance coverage with respect to the Services performed under this Agreement, on such terms, including limits of liability, as may be reasonably acceptable to the Company.

15. Mediation and Arbitration

15.1    Agreement to Mediate Disputes.  Other than with respect to Sections 8 or 13 of this Consulting Agreement, if any dispute arises out of or relates to this Management Consulting Agreement or the breach of this Agreement, the parties agree in the first instance, in good faith, to settle the dispute by mediation administered by the American Arbitration Association under its Rules for Professional Accounting and Related Services Disputes before resorting to litigation. The costs of any mediation proceeding shall be borne equally by the Consultant and the Company.

15.2Agreement to Arbitrate Fee Disputes.  Notwithstanding Section 15.1, the Company and Consultant agree that any dispute over fees charged by Consultant to the Company (in accordance with Section 4 herein) will be submitted for resolution by arbitration in accordance with the Rules for Professional Accounting and Related Services Disputes of the American Arbitration Association.  The determination of the arbitrator(s) shall be conclusive and binding on the Company and Consultant and judgment may be entered on the arbitrator(s)' award in any court having jurisdiction.  IN AGREEING TO ARBITRATION, BOTH THE COMPANY AND CONSULTANT ACKNOWLEDGE THAT IN THE EVENT OF A DISPUTE OVER FEES CHARGED BY CONSULTANT, EACH PARTY IS GIVING UP THE RIGHT TO HAVE THE DISPUTE DECIDED IN A COURT OF LAW BEFORE A JUDGE OR JURY AND INSTEAD SUCH PARTIES ARE ACCEPTING THE USE OF ARBITRATION FOR RESOLUTION OF SUCH DISPUTE.

VERMONT ACKNOWLEDGMENT OF ARBITRATION

Each of the undersigned parties understands that Section 15.2 of this Agreement contains an agreement to arbitrate.  After signing this document, each of the undersigned parties understands that it will not be able to bring a lawsuit concerning any dispute that may arise which is covered by the arbitration agreement, unless it involves a question of constitutional or civil rights.  Instead, the undersigned parties agree to submit any such dispute to an impartial arbitrator.

16. Miscellaneous.

16.1Notices.  All notices under this Management Consulting Agreement must be given in writing and must be sent by hand delivery, overnight delivery service or certified or registered mail, or by facsimile or email (in either such case, promptly confirmed by dispatching the hard copy by hand delivery, overnight delivery service or certified or registered mail) to the address of the applicable party set forth below (or as otherwise notified by such party).  Notices will be deemed given upon receipt or, in the case of notice by facsimile or email, upon telephonic confirmation of receipt of the appropriate number of pages and dispatch of the hard copy.

If to the Company:

Merchants Bancshares, Inc.

275 Kennedy Drive

South Burlington, VT  05403

Attention:Geoffrey Hesslink

President and CEO

fax: (802) 865-1834

email: ghesslink@mbvt.com

If to Consultant:

CFO Consulting Partners LLC

174 Nassau Street #411

Princeton, NJ   08542

Attention:  Eric A. Segal

Managing Director

fax: 646-607-7407

email: esegal@cfoconsultingpartners.com

These addresses may be changed by written notice to the other parties, provided that no notice of change of address shall be effective until actual receipt of that notice.

16.2No Assignment.    Neither the rights nor the obligations under this Management Consulting Agreement may be assigned or delegated by either party and any purported assignment shall be void ab initio. Consultant may not designate any person other than Segal to perform the Services hereunder without the prior written consent of the Company.

16.3Amendments.  This Management Consulting Agreement may be modified, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a writing executed by all of the parties hereto, or in the case of waiver, by the party waiving compliance.

16.4Severability.  If any term of this Management Consulting Agreement or the application thereof is found invalid, illegal or unenforceable, the remainder of this Agreement will remain in full force and effect.

16.5Entire Agreement; Interpretation; Counterparts.  This Management Consulting Agreement sets forth the entire understanding of the parties with respect to its subject matter and supersedes any and all prior agreements, arrangements and understandings relating to the subject matter hereof.  Headings are for convenience only and are not to be used to interpret this Agreement.  This Agreement may be executed in separate counterparts, and all such counterparts will constitute one and the same instrument.

16.6Survival.  The terms of this Management Consulting Agreement shall survive the termination thereof to the extent necessary to give effect to the terms hereof.

16.7Governing Law. THIS MANAGEMENT CONSULTING AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF VERMONT WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW.

16.8Effective Date.  Notwithstanding its earlier execution by the parties, this Management Consulting Agreement shall not take effect between the parties until the date upon which Segal is appointed by the Boards of Directors of the Company and the Subsidiary as the Interim Principal Financial Officer, Interim Principal Accounting Officer and Interim Treasurer of the Company and the Subsidiary, respectively.

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IN WITNESS WHEREOF, the undersigned have executed and delivered this Consulting Agreement, intending it to take effect on and as of the date specified in Section 16.8 hereof.

MERCHANTS BANCSHARES, INC.		CFO CONSULTING PARTNERS LLC

By:	/s/ Geoffrey R. Hesslink	By:	/s/ Eric A. Segal
Name:	Geoffrey R. Hesslink	Name:	Eric A. Segal
Title:	President and CEO	Title:	Managing Director

Date:	January 8, 2016	Date:	December 31, 2015

Acknowledged and Agreed:

The undersigned, Eric A. Segal, in his personal capacity, hereby acknowledges and agrees that (i) the Services to be provided by Consultant under this Management Consulting Agreement shall be provided by him and not delegated to any other person; (ii) he hereby accepts appointment as the Interim Principal Financial Officer, Interim Principal Accounting Officer and Interim Treasurer of the Company and its Subsidiary, effective upon approval of his appointment by the respective Boards of Directors of the Company and the Subsidiary; (iii) he joins with Consultant in the representations and warranties contained in Section 10 of this Agreement; (iv) he joins in the covenants contained in Sections 8 and 12.1 of this Agreement and (v) he consents to the manner of resignation set forth in the last sentence of Section 7.3 of this Agreement.

/s/ Eric A. Segal
Eric A. Segal, individually

Date:	December 31, 2015

EXHIBIT A:

Scope of Services

The Services to be provided by the consultant shall include the following, it being understood and agreed that Consultant shall cause such Services to be provided through Eric A. Segal personally:

1.

Eric A. Segal (“Segal”) shall serve as the Interim Principal Financial Officer, Interim Principal Accounting Officer and Interim Treasurer of the Company,* effective upon appointment by the Board of Directors (the “Board”).  Segal shall provide such services as are customarily provided by the Chief Financial Officer and Principal Accounting Officer of a publicly-traded financial institution.  As the Interim Principal Financial Officer and Interim Principal Accounting Officer of the Company, Segal will report, and be directly responsible, to (i) the Chief Executive Officer of the Company (“CEO”), or such other individual(s) as may be designated from time to time by the Board, and (ii) the Board.

2.

Oversee the preparation of, and review prior to submission to the Company’s Audit and Risk Management Committee, all reports and other documents containing financial information filed by the Company under applicable securities laws including, without limitation, financial statements, management’s discussion and analysis and other financial disclosures in the Company’s annual reports on Form 10-K, interim reports on Form 10-Q and any applicable current reports on Form 8-K.  Without limiting the generality of the foregoing, such services shall include oversight of the testing and performance of the evaluations required under Securities Exchange Act Rule 13a-15 and providing the following certifications:

3.	Certification of the Principal Financial Officer of the Company pursuant to Securities Exchange Act Rules 13a-14 and 15d-14.
4.	Certification pursuant to 18 U.S.C. Section 1350, pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

5.	Oversee the preparation of, and provide required certifications of, FFIEC Reports of Condition and Income and management’s report under 12 CFR 363.2.
6.

Serve as management’s liaison with the Company’s Audit and Risk Management Committee and external auditors of the Company and oversee the Company’s activities with respect to annual audits by the Company’s external auditors.

7.

Participate with the CEO, other members of management and the Company’s outside legal counsel in the preparation of the Company’s financial statements, management reports on financial matters, annual shareholder meeting proxy materials and news releases regarding financial matters.

8.	Participate as a member of the Company’s Disclosure Control Committee and any other management committees to which Segal is appointed by the CEO or the Board.

*References to the Company in this Exhibit A shall include the Subsidiary, except as the context otherwise requires.

9.

Participate with the CEO and other members of management in the preparation and review of the Company’s 2016 annual budget and monitoring of the Company’s financial results against the budget, and provide assistance to the management and the Board with financial forecasting and capital and financial planning.

10.

Work with the Company’s outside tax consultants to develop federal and state income tax strategies for the Company, and to prepare required schedules and filing of applicable tax returns for all jurisdictions in the United States in which the Company operates.

11.	Review the work produced by the Company’s internal accounting staff.
12.	Provide such reports, analyses, compilations and reviews regarding the Company’s financial matters as may be requested by the CEO, the Company’s Audit and Risk Management Committee or the Board.
13.

Review the management of the Company’s cash resources, including monitoring of the Company’s investments, and participate with the CEO and other members of management in determining suitable investments for the Company’s cash resources in accordance with the Company’s investment policy.

14.	Other services as requested by the Company from time to time and agreed to by the Consultant.

EXHIBIT B

CONFIDENTIALITY PROVISIONS

A. Confidential Information Defined:  For purposes of this Consulting Agreement and except as otherwise expressly provided in the next paragraph, “Confidential Information” means (i) all written or oral information (regardless of its form) concerning the Company or its Subsidiary (referred to together in this Exhibit B as “Merchants”), its business and operations, including, without limitation, information about Merchants’ financial condition, results of operations, internal controls and procedures, business plans or prospects, customers, employees, business partners and suppliers, furnished to Consultant or any Consultant-Affiliated Person, or any of Consultant’s advisors (collectively referred to in this Exhibit B as Consultant’s “Representatives”) by or at the direction of Merchants; (ii) any analyses, compilations, studies, reports or other documents or records (regardless of their form) prepared by Consultant or any of its Representatives to the extent that such analyses, compilations, studies, reports or other documents or records contain or otherwise are derived from Confidential Information described in clause (i) above; and (iii) any copies, reproductions or summaries of any of the foregoing.

Notwithstanding the foregoing, the term “Confidential Information” shall not include information that (i) at or prior to the time of disclosure by the Company to Consultant, was already known to Consultant, (ii) at or after the time of disclosure by the Company to Consultant, becomes generally available to the public other than through any act or omission on Consultant's part, (iii) Consultant receives from a third party free to make such disclosure without breach of any legal obligation or (iv) is disclosed as required by law or legal process.

B. Disclosure of Confidential Information Prohibited:  Except as otherwise consented to in writing by Merchants, Consultant agrees that it will keep confidential Merchants’ Confidential Information and will not at any time, in any form, or manner, directly or indirectly, share, transfer, publish, sell, or otherwise disclose or communicate any of the Confidential Information to any person, firm, corporation, or other entity other than Consultant’s Representatives who need to know such information in order for Consultant to render the Services.  Consultant shall inform its Representatives of the confidential nature of any Confidential Information of Merchants and shall direct such Representatives to treat such Confidential Information confidentially in accordance with the terms of this Exhibit B.  Consultant agrees to be responsible for any breach of this Agreement by any of its Representatives, and upon request of Merchants, shall furnish a written undertaking in favor of Merchants from its Representatives to observe the confidentiality covenants contained in this Exhibit B.

Consultant will promptly notify Merchants of any unauthorized disclosure, use or access to its Confidential Information and will cooperate with Merchants to protect its proprietary rights in and ownership of its Confidential Information and the privacy rights in the Confidential Information of any customers, employees or other third parties having a business relationship with Merchants.  In the event that Consultant or any of its Representatives receives a request for any of Merchants’ Confidential Information by court order, judicial or regulatory subpoena, or similar process authority, or pursuant to applicable law or regulation, Consultant agrees to provide, or direct its Representatives to provide, to Merchants reasonable advance notice under the circumstances prior to any such disclosure, in order to enable Merchants to seek a protective order or other appropriate judicial remedy.

C. Certain Additional Covenants:  Consultant, for itself and its Representatives, agrees to:

1)

Abide by all applicable federal and state regulations relating to the treatment of non-public personal  information, including, without limitation, the Gramm Leach-Bliley Act and Vermont’s Financial Privacy Act, 8 V.S.A. §10201 et seq.;

2)	Not disclose or use Confidential Information other than to perform the Services under this Consulting Agreement;
3)

Implement and maintain throughout the Consulting Period commercially reasonable and industry accepted measures to safeguard the Confidential Information at least as substantial as such measures undertaken to protect Consultant’s own confidential and commercially sensitive information. These measures will include, if applicable and necessary or appropriate for provision of the Services under this Consulting Agreement:

a)

Maintaining current antivirus and firewall solutions on Consultant’s systems, including any part of the system that will interface with Merchants directly; the use of disk encryption, and the prohibition of peer-to-peer file sharing applications on Consultant’s network;

b)	Implementing a layered anti-malware strategy that includes employee training, integrity checks and anomaly detection
c)

Utilizing appropriate industry-standard controls to mitigate against internal threats and employing protocols for rapid recovery that includes immediate notification of Merchants in the event of any breach of Consultant’s network or information systems whether through a cyber attack, data destruction or corruption or otherwise;

d)

Providing confirmation that any Confidential Information not required to be retained by Consultant or necessary to meet its professional standards, including any personally identifiable financial information stored on Consultant’s information systems if applicable, is deleted from such systems when the engagement is completed;

e)	Instituting such other industry standard prudent security measures, designed to:
i)	Ensure the security and confidentiality of the Confidential Information;
ii)	Protect against any anticipated threats or hazards to the security or integrity of the Confidential Information; and
iii)

Protect against unauthorized access to, or use of, or corruption or alteration of, the Confidential Information that could result in substantial harm or inconvenience to Merchants or any of its customers;

4)	Implement and maintain reasonable policies and procedures designed to prevent, detect, and mitigate the risk of identity theft, including compliance with the Red Flags Rule, 16 C.F.R. §681.1; and
5)	Take appropriate action to expeditiously address incidents of unauthorized access to any of the Confidential Information within Consultant’s control; and
6)	Not purchase or sell any common stock or other securities of Merchants while in possession of Confidential Information or otherwise in a manner inconsistent with Merchants’ Insider Trading Policy.